Exhibit 99.1 Barnes 860.583.7070 | info@bginc.com onebarnes.com

BARNES REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS
Robust Aerospace Aftermarket Offset by Continuing Industrial Pressure

•Sales of $315 million, down 3% from last year; Organic Sales up 2%
•Operating Margin of 9.5%; Adjusted Operating Margin of 12.4%, down 110 bps from a year ago
•GAAP EPS of $0.33; Adjusted EPS of $0.49, down 11% versus the prior year period
•Forecasts 2022 Organic Sales Growth of +5% to +6%
•Expecting 2022 Adjusted EPS of $1.90 to $2.00; Down 2% to Up 3% from 2021 Adjusted EPS of $1.94

October 28, 2022

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the third quarter of 2022.

“In the third quarter, Aerospace continued to deliver excellent performance driven by robust year-over-year growth in the Aftermarket business. At Industrial, performance remains challenged as persistent economic headwinds and operational challenges impact our results,” said Thomas J. Hook, President and Chief Executive Officer of Barnes. “To address Industrial’s performance, our ongoing, multi-phased, restructuring efforts are targeting core business execution, systematically integrating our business portfolio, rationalizing cost, and advancing an action-oriented culture across the enterprise. Our objective is to return to, and eventually surpass, Industrial’s pre-pandemic margin performance,” added Hook.

Third Quarter 2022 Highlights

Third quarter 2022 net sales of $315 million were down 3% compared to the prior year period, with organic sales (1) increasing 2%. Foreign exchange had a negative impact of 6%. Operating income was $30.0 million versus $43.7 million a year ago. Operating margin was 9.5%. Excluding restructuring charges, adjusted operating income was $39.0 million, down 11%, and adjusted operating margin was 12.4%, down 110 bps from a year ago.

Interest expense for the third quarter of 2022 was $3.4 million, a decrease of $0.7 million from the prior year due to the benefits of lower average borrowings and a lower average interest rate. Other expense was $2.4 million versus last year’s $1.2 million, primarily driven by incremental pension expense from restructuring actions.

The Company’s effective tax rate in the third quarter was 30.0%. Excluding the restructuring charges taken this quarter, the adjusted effective tax rate for the third quarter was 27.6%. For the first nine months of 2022, the effective tax rate was 111.0% compared with 27.0% a year ago and 21.9% for the full year 2021. The increase in the 2022 year to date effective tax rate from the full year 2021 rate was

123 Main Street, Bristol, CT 06010-6376

driven by this year’s goodwill impairment charge, which is not tax deductible, and last year’s benefits related to a realignment of Italian tax basis goodwill & intangibles and foreign audit adjustments. These items were partially offset by a change in the mix of earnings between high and low tax jurisdictions.

Net income for the third quarter was $17.0 million, or $0.33 per share, compared to $27.9 million, or $0.55 per share, a year ago. On an adjusted basis, net income per share of $0.49 was down 11% from $0.55 a year ago. Adjusted net income per share in the third quarter of 2022 excludes $0.16 of restructuring charges.

Year-to-date cash provided by operating activities was $43.5 million versus $127.8 million a year ago primarily due to an increase in working capital and prior year incentive compensation paid in the current year. Free cash flow was $21.8 million compared to $101.1 million last year. Capital expenditures were $21.7 million, down from $26.7 million a year ago.

A table reconciling non-GAAP to GAAP financial measures, including forward looking outlook information, is presented at the end of this press release.

Segment Performance

Industrial
Third quarter sales were $204 million, down 12% from $232 million in the prior year period. Organic sales decreased 4% while unfavorable foreign exchange lowered sales by 8%. Operating profit was $8.8 million versus $30.1 million in the prior year period. Excluding restructuring charges of $9.4 million, adjusted operating profit of $18.3 million was down 39% and adjusted operating margin of 8.9% was down 410 bps. Adjusted operating profit was impacted by lower sales volume, lower productivity in part affected by supply chain challenges, and the net impacts of inflation.

Aerospace
Third quarter sales were $111 million, up 18% from $94 million last year. Aerospace original equipment manufacturing (“OEM”) sales increased 2%, while aftermarket sales increased 55% compared to the prior year period. Operating profit was $21.2 million in the third quarter, up 56% from $13.6 million in the prior year period. Excluding a favorable restructuring adjustment of $0.4 million, adjusted operating profit of $20.8 million was up 50% from a year ago. The increase in adjusted operating profit was driven by the contribution of higher sales volumes within the Aftermarket business, offset in part by unfavorable productivity due to labor and supply chain challenges. Adjusted operating margin was 18.8%, up 400 bps from 14.8% last year.

Aerospace OEM backlog ended the third quarter at $729 million, down 3% sequentially from June 2022. The Company expects to convert approximately 45% of this backlog to revenue over the next 12 months.

Balance Sheet and Liquidity

Barnes’ balance sheet and liquidity profile remain well-positioned. The Company has liquidity of $72 million in cash and approximately $547 million available under the revolving credit facility, subject to covenants which would have allowed $245 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.3 times at quarter end.

Updated 2022 Outlook

Barnes expects organic sales growth of 5% to 6% for the current year with negative foreign exchange of approximately 4%. Adjusted operating margin is now forecasted to be in the range of 11.5% to 12%, up modestly on the low end of our previous range due to the strong Aerospace Aftermarket. Adjusted earnings are expected to be in the range of $1.90 to $2.00 per share, down 2% to up 3% from 2021’s adjusted earnings of $1.94 per share. The adjusted earnings outlook reflects a reduction of $0.05 from the high end of our previous range primarily due to geopolitical and economic uncertainty and ongoing challenges within our Industrial Segment. 2022 adjusted earnings per share are anticipated to exclude a $0.27 impact related to restructuring activities and a $1.33 impact for the goodwill impairment charge taken in the second quarter. The Company forecasts capital expenditures of approximately $35 million and cash conversion of approximately 90% of net income. The adjusted effective tax rate for 2022 is expected to be approximately 24.5%.

Conference Call Information

Barnes will conduct a conference call with investors to discuss third quarter 2022 results at 8:30 a.m. ET today, October 28, 2022. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.onebarnes.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, October 28, 2022, until 11:59 p.m. (ET) on Friday, November 4, 2022, by dialing (647) 362-9199; Conference ID 1137078.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes

Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Leveraging world-class manufacturing capabilities and market-leading engineering, we develop advanced processes, automation solutions and applied technologies for industries ranging from medical and personal care to mobility, packaging and aerospace. Customers benefit from our integrated hardware and software capabilities focused on improving the processing, control, service and sustainability of engineered plastics, factory automation technologies and precision components. For more information, please visit www.onebarnes.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including rising interest rates, global price inflation, and shortages impacting the availability of materials; the duration and severity of the COVID-19 pandemic, and governments’ responses to the pandemic such as regional lockdowns, including their impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; acts of war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government-imposed sanctions, tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, energy, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; the impact of shareholder activism; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

Barnes / 6
BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2022	2021	% Change	2022	2021	% Change
Net sales	$314,744	$325,059	(3.2)	$948,395	$947,846	0.1

Cost of sales	208,649	205,079	1.7	628,593	602,943	4.3
Selling and administrative expenses	76,059	76,271	(0.3)	218,646	230,271	(5.0)
Goodwill impairment charge	—	—		68,194	—
	284,708	281,350	1.2	915,433	833,214	9.9
Operating income	30,036	43,709	(31.3)	32,962	114,632	(71.2)

Operating margin	9.5%	13.4%		3.5%	12.1%

Interest expense	3,357	4,027	(16.6)	10,249	12,443	(17.6)
Other expense (income), net	2,423	1,217	99.1	3,650	3,952	(7.6)
Income before income taxes	24,256	38,465	(36.9)	19,063	98,237	(80.6)
Income taxes	7,277	10,602	(31.4)	21,152	26,501	(20.2)
Net income (loss)	$16,979	$27,863	(39.1)	$(2,089)	$71,736	(102.9)

Common dividends	$8,090	$8,099	(0.1)	$24,282	$24,293	(0.0)

Per common share:
Net income (loss):
Basic	$0.33	$0.55	(40.0)	$(0.04)	$1.41	(102.8)
Diluted	0.33	0.55	(40.0)	(0.04)	1.40	(102.9)
Dividends	0.16	0.16	—	0.48	0.48	—

Weighted average common shares outstanding:
Basic	50,919,955	50,905,202	—	50,981,874	50,925,702	0.1
Diluted	51,059,906	51,060,684	—	50,981,874	51,085,509	(0.2)

Barnes / 7
BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2022	2021	% Change		2022	2021	% Change
Net sales
Industrial	$203,959	$231,549	(11.9)		$627,746	$686,220	(8.5)
Aerospace	110,787	93,511	18.5		320,650	261,639	22.6
Intersegment sales	(2)	(1)			(1)	(13)
Total net sales	$314,744	$325,059	(3.2)		$948,395	$947,846	0.1

Operating profit (loss)
Industrial	$8,809	$30,067	(70.7)		$(25,200)	$78,635	(132.0)
Aerospace	21,227	13,642	55.6		58,162	35,997	61.6
Total operating profit	$30,036	$43,709	(31.3)		$32,962	$114,632	(71.2)

Operating margin			Change				Change
Industrial	4.3%	13.0%	(870)	bps.	-4.0%	11.5%	(1,550)	bps.
Aerospace	19.2%	14.6%	460	bps.	18.1%	13.8%	430	bps.
Total operating margin	9.5%	13.4%	(390)	bps.	3.5%	12.1%	(860)	bps.

Barnes / 8
BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$71,585	$102,860
Accounts receivable	260,163	262,257
Inventories	268,854	239,655
Prepaid expenses and other current assets	81,472	75,437
Total current assets	682,074	680,209

Deferred income taxes	21,732	21,976
Property, plant and equipment, net	308,954	341,462
Goodwill	784,952	955,370
Other intangible assets, net	436,683	500,246
Other assets	76,659	77,557
Total assets	$2,311,054	$2,576,820

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$—	$1,900
Accounts payable	136,485	131,076
Accrued liabilities	145,898	175,583
Long-term debt - current	1,339	1,835
Total current liabilities	283,722	310,394

Long-term debt	556,354	599,932
Accrued retirement benefits	73,088	76,784
Deferred income taxes	56,100	66,704
Long-term tax liability	39,086	52,114
Other liabilities	35,648	42,126

Total stockholders' equity	1,267,056	1,428,766
Total liabilities and stockholders' equity	$2,311,054	$2,576,820

Barnes / 9
BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2022	2021
Operating activities:
Net (loss) income	$(2,089)	$71,736
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	69,022	68,004
Loss (gain) on disposition of property, plant and equipment	14	(414)
Stock compensation expense	9,547	9,212
Non-cash goodwill impairment charge	68,194	—
Changes in assets and liabilities:
Accounts receivable	(17,923)	(15,649)
Inventories	(40,428)	(5,582)
Prepaid expenses and other current assets	(13,310)	(7,205)
Accounts payable	10,509	17,827
Accrued liabilities	(28,637)	(1,051)
Deferred income taxes	(4,350)	(7,052)
Long-term retirement benefits	(660)	2,308
Long-term tax liability	(6,948)	(6,949)
Other	521	2,605
Net cash provided by operating activities	43,462	127,790

Investing activities:
Proceeds from disposition of property, plant and equipment	104	1,204
Capital expenditures	(21,655)	(26,735)
Other	(2,168)	2,107
Net cash used by investing activities	(23,719)	(23,424)

Financing activities:
Net change in other borrowings	(941)	(226)
Payments on long-term debt	(80,777)	(73,081)
Proceeds from the issuance of long-term debt	85,082	25,000
Proceeds from the issuance of common stock	338	464
Common stock repurchases	(6,721)	(5,229)
Dividends paid	(24,282)	(24,293)
Withholding taxes paid on stock issuances	(818)	(1,356)
Other	(18,548)	(9,835)
Net cash used by financing activities	(46,667)	(88,556)

Effect of exchange rate changes on cash flows	(9,467)	(2,923)
(Decrease) increase in cash, cash equivalents and restricted cash	(36,391)	12,887

Cash, cash equivalents and restricted cash at beginning of period	111,909	91,468
Cash, cash equivalents and restricted cash at end of period	75,518	104,355
Less: Restricted cash, included in Prepaid expenses and other current assets	(1,976)	(6,239)
Less: Restricted cash, included in Other assets	(1,957)	(4,641)
Cash and cash equivalents at end of period	$71,585	$93,475

Barnes / 10
BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2022	2021
Free cash flow:
Net cash provided by operating activities	$43,462	$127,790
Capital expenditures	(21,655)	(26,735)
Free cash flow (1)	$21,807	$101,055

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

Barnes / 11
BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,					Nine months ended September 30,
	2022	2021		% Change		2022	2021	% Change
SEGMENT RESULTS
Operating Profit (Loss) - Industrial Segment (GAAP)	$8,809	$30,067		(70.7)		$(25,200)	$78,635	(132.0)
Restructuring/reduction in force charges	9,442	(59)				9,800	246
Goodwill impairment charge	—	—				68,194	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$18,251	$30,008		(39.2)		$52,794	$78,881	(33.1)

Operating Margin - Industrial Segment (GAAP)	4.3%	13.0%		(870)	bps.	-4.0%	11.5%	(1,550)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	8.9%	13.0%		(410)	bps.	8.4%	11.5%	(310)	bps.

Operating Profit - Aerospace Segment (GAAP)	$21,227	$13,642		55.6		$58,162	$35,997	61.6
Restructuring/reduction in force charges	(431)	222				(5)	671
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$20,796	$13,864		50.0		$58,157	$36,668	58.6

Operating Margin - Aerospace Segment (GAAP)	19.2%	14.6%		460	bps.	18.1%	13.8%	430	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	18.8%	14.8%		400	bps.	18.1%	14.0%	410	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$30,036	$43,709		(31.3)		$32,962	$114,632	(71.2)
Restructuring/reduction in force charges	9,011	163				9,795	917
Goodwill impairment charge	—	—				68,194	—
Operating Income as adjusted (Non-GAAP) (1)	$39,047	$43,872		(11.0)		$110,951	$115,549	(4.0)

Operating Margin (GAAP)	9.5%	13.4%		(390)	bps.	3.5%	12.1%	(860)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	12.4%	13.5%		(110)	bps.	11.7%	12.2%	(50)	bps.

Diluted Net Income (Loss) per Share (GAAP)	$0.33	$0.55		(40.0)		$(0.04)	$1.40	(102.9)
Foreign tax matters	—	—				—	(0.04)
Restructuring/reduction in force charges	0.16	—				0.17	0.01
Goodwill impairment charge	—	—				1.34	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.49	$0.55		(10.9)		$1.47	$1.37	7.3

	Full-Year 2021	Full-Year 2022 Outlook
Operating Margin (GAAP)	11.9%	4.8%	to	5.3%

Restructuring/reduction in force charges	0.1%		1.3%
Goodwill impairment charge	—		5.4%

Operating Margin as adjusted (Non-GAAP) (1)	12.0%	11.5%	to	12.0%

Diluted Net Income per Share (GAAP)	$1.96	$0.30	to	$0.40

Foreign tax matters	(0.04)		—
Restructuring/reduction in force charges	0.02		0.27
Goodwill impairment charge	—		1.33

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.94	$1.90	to	$2.00

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2022: 1) charges related to restructuring actions at certain businesses, including $9.8M reflected within operating profit ($9.0M in the third quarter) and $1.4M reflected within other expense (income), net ($1.4M in the third quarter) and 2) the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit. The Company has excluded the following from its "as adjusted" financial measurements for 2021: 1) the impact of certain foreign tax matters including a benefit related to the Italy tax realignment, partially offset by a charge related to the UK tax rate and 2) charges related to restructuring actions at certain businesses. The tax effects of the restructuring actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. The goodwill impairment charge did not have a tax effect as it is not deductible for book purposes. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.